                                                                    EXHIBIT 99.9

                                 [ZIMMER LOGO]

                         PUBLIC EXCHANGE AND CASH OFFER
                                       OF

              ZIMMER HOLDINGS, INC., WILMINGTON, DELAWARE, U.S.A.
                     FOR ALL OUTSTANDING REGISTERED SHARES
    (INCLUDING REGISTERED SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES)
                                       OF

                      CENTERPULSE AG, ZURICH, SWITZERLAND
                 HAVING A NOMINAL VALUE OF CHF 30.00 PER SHARE
                                 (THE "OFFER")

                               ------------------

Offer Period:           July 3, 2003 to August 25, 2003, 4 p.m. (Swiss time)
                        (subject to extension) ("OFFER PERIOD")

Exchange Ratio and
Offered Cash:           One (1) registered share of Centerpulse AG
                        ("CENTERPULSE") having a nominal value of CHF 30.00 per share ("CENTERPULSE SHARE") will be exchanged for 3.68 shares of common stock of Zimmer Holdings, Inc.
                        ("ZIMMER") having a par value of USD 0.01 per share
                        ("ZIMMER COMMON STOCK"), plus CHF 120.00 net in cash, without interest.

                        One (1) Centerpulse American depositary share ("CENTERPULSE ADS") will be exchanged for 0.368 of a share of Zimmer Common Stock, plus the USD equivalent of CHF 12.00 net in cash, without interest.

                           CREDIT SUISSE FIRST BOSTON

                               ------------------

                                   SWISS SECURITY                                  TELEKURS TICKER
                                       NUMBER             ISIN         BLOOMBERG       SYMBOL
                                   --------------   ----------------   ---------   ---------------
Centerpulse Share
  not tendered for exchange
     (1st line)..................      654 485      CH 000 654485 9     CEPN SW       CEPN
  tendered for exchange to Smith
     & Nephew Group plc (2nd
     line).......................    1 588 547      CH 001 588547 5    CEPNE SW      CEPNE
  tendered for exchange to Zimmer
     (3rd line)..................    1 619 052      CH 001 619 052 9   CEPNEE SW     CEPNEE
Centerpulse ADS..................    1 429 052      US 152 005104 6     CEP US        CEP
Zimmer Common Stock..............    1 262 932      US 989 56P102 1     ZMH US        ZMH

                    Swiss offer prospectus of June 19, 2003

STATEMENTS REGARDING THIS OFFER

     This Offer is being made by Zimmer for all of the outstanding Centerpulse Shares and Centerpulse ADSs held by persons within and outside of the United States of America. This Offer is made in compliance with the applicable laws of Switzerland, including the Federal Act on Stock Exchanges and Securities Trading of Switzerland ("SESTA"), and the United States, including the tender offer rules applicable to equity securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

     In connection with this Offer, Zimmer has filed with the U.S. Securities and Exchange Commission (the "SEC") pursuant to Section 5 of the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT"), a Registration Statement on Form S-4 (as amended and/or supplemented, the "REGISTRATION STATEMENT") containing the U.S. prospectus which is attached to this offer prospectus as Exhibit I. Holders of Centerpulse Shares and holders of Centerpulse ADSs located outside of the United States must follow the procedures set forth in this offer prospectus, and holders of Centerpulse Shares and holders of Centerpulse ADSs located in the United States must follow the procedures set forth in the U.S. prospectus, to tender Centerpulse Shares and Centerpulse ADSs. This offer prospectus and the U.S. prospectus contain information regarding this Offer, Zimmer and Centerpulse, and holders of Centerpulse Shares and Centerpulse ADSs should read these documents carefully.

     Zimmer files annual, quarterly and current reports, proxy statements and other information with the SEC. Centerpulse also files annual and other reports with the SEC. Zimmer's and Centerpulse's public filings are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

     THIS OFFER PROSPECTUS DOES NOT CONSTITUTE A SECURITIES ISSUANCE PROSPECTUS AS DEFINED IN ARTICLE 652A OR ARTICLE 1156 OF THE SWISS CODE OF OBLIGATIONS.

UNITED KINGDOM RESTRICTION ON DISTRIBUTION OF THIS DOCUMENT

     The shares of Zimmer Common Stock described herein may not be offered or sold in the United Kingdom, by means of this offer prospectus or any other document, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

     THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended immediately to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorized under the Financial Services & Markets Act 2000 if you are resident in the United Kingdom or, if not, another appropriately authorized independent financial adviser.

SALES RESTRICTIONS IN CERTAIN COUNTRIES AND JURISDICTIONS

     The distribution of this offer prospectus and the making of this Offer may, in certain jurisdictions, be restricted by law. This Offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from or within, any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this offer prospectus should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any of these jurisdictions. Zimmer does not assume any responsibility for any violation by any person of any of these restrictions. ZIMMER IS NOT MAKING THIS OFFER IN OR INTO -- AND THIS OFFER MAY NOT BE ACCEPTED IN OR FROM -- AUSTRALIA, CANADA OR JAPAN.

     No person has been authorized to give any information or make any representation on behalf of Zimmer not contained in this offer prospectus, the U.S. prospectus or in the form of declaration of acceptance and assignment, the ADS letter of transmittal or the ADS notice of guaranteed delivery and, if given or made, such information or representation must not be relied upon as having been authorized.

FORWARD-LOOKING STATEMENTS

     This offer prospectus contains forward-looking statements based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management's beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as "may", "will", "expects", "believes", "anticipates", "plans", "estimates", "projects", "targets", "forecasts", and "seeks" or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially.

In case of any inconsistencies between the German, French and English text of this offer prospectus, the English text shall prevail.

1.  INTRODUCTION

1.1 PARALLEL OFFER OF ZIMMER FOR INCENTIVE CAPITAL AG

     Zimmer is also commencing a separate offer to acquire all of the outstanding bearer shares of InCentive Capital AG, Zug, Switzerland ("INCENTIVE" and such offer, the "INCENTIVE OFFER" and, together with this Offer, the "ZIMMER OFFERS"), which currently is a beneficial owner of approximately 18.9% of the outstanding Centerpulse Shares according to publicly available information as of June 16, 2003. The terms of the InCentive Offer (which are more fully described in the Swiss offer prospectus for the InCentive Offer) are substantially similar to this Offer. The Zimmer Offers each provide for the same consideration for Centerpulse Shares.

1.2 REASONS FOR OUR OFFER

1.2.1 Maximising Shareholder Value

     Zimmer believes that a combination of Zimmer and Centerpulse represents a compelling opportunity to maximize value for shareholders of both companies by combining Zimmer with a long-term strategic partner that will allow Zimmer to realize myriad strategic advantages resulting in growth opportunities within the medical devices industry. Zimmer believes that the combination will create a global leader in the design, development, manufacture and marketing of orthopaedic reconstructive implants, spine, trauma and dental products.

     Zimmer believes that a combination of Zimmer and Centerpulse has significant beneficial long-term growth prospects, which will maximize shareholder value. During the period from July 25, 2001 (the day if and when issued trading of Zimmer Common Stock began) to June 16, 2003, the price of the Zimmer Common Stock has increased by 58.6%. During the same period, the S&P 500 has decreased by 15.1% (source: Bloomberg).

1.2.2 Complementary Businesses and Assets

     Zimmer and Centerpulse have complementary businesses and assets. Consolidation of efforts in the spinal segment and Europe should allow Zimmer and Centerpulse to capitalize on high growth opportunities. Zimmer believes that the combination of the diverse technological resources of Zimmer and Centerpulse will advance Zimmer's development of new materials, products and procedures through scale with increased functionality. The combination of Zimmer's and Centerpulse's research and development, sales/distribution, marketing and financial resources and compatible cultures is expected by Zimmer to create a business platform upon which new orthopaedic devices can be brought to the market on a more expedited basis and at lower cost. In addition, Zimmer believes that the business combination provides Zimmer with a unique opportunity to leverage Centerpulse's product lines and diversify into spinal and dental products.

1.2.3 Global Scale and Increased Geographic Market of Zimmer's Products

     The combination of Zimmer and Centerpulse is also expected by Zimmer to significantly expand Zimmer's global reach and enhance its market-leading position in reconstructive implants, spine, trauma and dental products. Zimmer believes that, to the extent the existing customer relationships of the two companies can be leveraged for the benefit of the combined company, the combination will create the opportunity for deeper market and customer penetration in Europe where Zimmer had less than 15% of 2002 sales. Zimmer believes that the companies have insignificant overlap in virtually all key geographic segments on a by-country basis and have corresponding strengths in each geographic segment.

1.3 THE ZIMMER OFFERS AND THE OFFERS OF SMITH & NEPHEW GROUP PLC

     Both Centerpulse and InCentive are currently the subject of competing offers from Smith & Nephew Group plc, London ("SMITH & NEPHEW").

     On April 25, 2003, Smith & Nephew commenced its offer for Centerpulse Shares (the "SMITH & NEPHEW OFFER") and currently offers 25.15 new ordinary shares of Smith & Nephew, nominal value GBP 0.125 per share, and CHF 73.42 in cash for each Centerpulse Share. Zimmer believes that its Offer is financially superior to the Smith & Nephew Offer:

     Based on the closing prices for Zimmer Common Stock and ordinary shares of Smith & Nephew plc and the exchange rates of USD 1.00 = CHF 1.3009 and GBP 1.00 = CHF 2.1875 as of June 16, 2003 (the latest practicable date before the printing of this offer prospectus), this Offer implies a per share value for Centerpulse Shares of CHF 345.91, which value represents a 23.6% premium over the per share value for Centerpulse Shares implied by the Smith & Nephew Offer on such date of CHF 279.86 (source: Bloomberg). This Offer has a 63.4% greater cash component than the Smith & Nephew Offer. The value and premium of this Offer are affected by changes in the prices of the Zimmer Common Stock, and the ordinary shares of Smith & Nephew plc and the exchange rate for USD/CHF and GBP/CHF and, thus, will vary until the settlement of this Offer.

1.4 WITHDRAWAL FROM THE SMITH & NEPHEW OFFER

     HOLDERS OF CENTERPULSE SHARES AND CENTERPULSE ADSS ARE PERMITTED TO WITHDRAW THEIR CENTERPULSE SHARES AND CENTERPULSE ADSS FROM THE SMITH & NEPHEW OFFER AND TENDER THEM INTO THIS OFFER; SUCH WITHDRAWAL IS PERMITTED BOTH BY THE APPLICABLE SWISS LAW AND THE TERMS OF THE SMITH & NEPHEW OFFER. FOR INFORMATION ABOUT THE NECESSARY STEPS TO BE TAKEN IN ORDER TO WITHDRAW FROM THE SMITH & NEPHEW OFFER PLEASE CONTACT YOUR CUSTODIAN BANK.

2.  ZIMMER'S OFFER FOR CENTERPULSE SHARES AND CENTERPULSE ADSS

2.1 OFFER

     This Offer extends to all of the currently outstanding Centerpulse Shares and Centerpulse ADSs, other than Centerpulse Shares and Centerpulse ADSs held by Centerpulse or its subsidiaries, as well as to all of the Centerpulse Shares and/or Centerpulse ADSs issued, if any, after the date of this offer prospectus and before the expiration of the Additional Acceptance Period (as described below in Section 2.8).

     A pre-announcement of this Offer was published in the electronic media on May 20, 2003 and advertised in the print media on May 22, 2003 in accordance with Article 7 et seq of the Ordinance of the Takeover Board on Public Takeover Offers ("TOO").

2.2 OFFER PERIOD

     This Offer may be accepted from July 3, 2003 to August 25, 2003, 4 p.m. (Swiss time). This Offer may not be accepted during a period of ten Swiss trading days (cooling off period) starting on the day of the publication of this Offer, i.e. from June 19, 2003 to July 2, 2003.

     Zimmer reserves the right to extend the Offer Period, from time to time, as approved by the Swiss Takeover Board.

2.3 OFFER CONSIDERATION

2.3.1 Centerpulse Share Standard Entitlement

     Each outstanding Centerpulse Share will be exchanged for 3.68 shares of Zimmer Common Stock, plus CHF 120.00 net in cash, without interest, subject to the mix and match election (as described below in Section 2.4).

2.3.2 Centerpulse ADS Standard Entitlement

     Each outstanding Centerpulse ADS will be exchanged for 0.368 of a share of Zimmer Common Stock, plus the USD equivalent of CHF 12.00 net in cash, without interest, subject to the mix and match election.

2.3.3 Fractional Shares and Adjustments

     Fractional entitlements to shares of Zimmer Common Stock will not be delivered to holders of Centerpulse Shares or Centerpulse ADSs tendered in this Offer. Instead, fractional entitlements to shares of Zimmer Common

Stock will subsequently be combined and sold on the New York Stock Exchange (the "NYSE") after the Additional Acceptance Period (as defined below) and, in the case of the Centerpulse Shares, the net proceeds of the sales will be converted from USD to CHF based on the then applicable exchange rate. The proceeds will be distributed pro rata to the Centerpulse securityholders entitled to fractional entitlements. Such distribution is expected to take place on September 25, 2003 at the latest (the "SETTLEMENT DATE") (see Section 2.9).

     The consideration paid in this Offer will be adjusted for any dilutive effects in respect of the Centerpulse Shares, Centerpulse ADSs or Zimmer Common Stock (except for shares issued for management options under Centerpulse's or Zimmer's benefit plans and disclosed in Centerpulse's or Zimmer's financial statements for the fiscal year ended December 31, 2002), including dividend payments, capital increases below market value, or the issuance of options (except for management options issued under Centerpulse's or Zimmer's benefit plans in the normal course consistent with past practice), warrants, convertible securities and other rights of any kind to acquire Centerpulse Shares, Centerpulse ADSs or shares of Zimmer Common Stock, as the case may be, or any other transaction having a dilutive effect on the value of this Offer. Except for the foregoing, as of June 16, 2003, Zimmer is not aware of any transaction having a dilutive effect on the value of the Zimmer Common Stock.

2.4 MIX AND MATCH ELECTION

     This Offer contains a mix and match election feature, whereby holders of Centerpulse Shares and Centerpulse ADSs may elect to receive either more shares of Zimmer Common Stock or more cash than the standard entitlement, as described below.

     However, this mix and match election will be available to Centerpulse securityholders only to the extent that off-setting elections have been made by other tendering securityholders in the Zimmer Offers. Elections made in this Offer will be taken together with elections made under a similar mix and match election feature included in the InCentive Offer in determining whether mix and match elections under this Offer will be fulfilled. In other words, in order for securityholders to receive a higher proportion of cash, other securityholders will have to elect to receive a higher proportion of shares of Zimmer Common Stock, and vice versa.

     To the extent that elections cannot be satisfied as a result of the lack of such off-setting elections, entitlements to shares of Zimmer Common Stock and cash in excess of the standard entitlement will be reduced on a pro rata basis. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each holder of Centerpulse Shares or Centerpulse ADSs who has been allocated an increased or reduced number of shares of Zimmer Common Stock.

     All calculations will be made by reference to the number of acceptances and elections as of the last day of the Additional Acceptance Period and, for the purposes of these calculations, the assumed value of Zimmer Common Stock shall be USD 48.28 per share, the per share closing price of Zimmer Common Stock on May 19, 2003, the last trading day prior to the pre-announcement of the Zimmer Offers.

     Holders who validly tender their Centerpulse Shares or Centerpulse ADSs in this Offer may elect to receive for each Centerpulse Share or Centerpulse ADS:

     - the applicable standard entitlement, described above in Section 2.3;

     - as many shares of Zimmer Common Stock as possible; or

     - as much cash as possible.

     Tendering holders of Centerpulse Shares or Centerpulse ADSs may submit their mix and match election to their custodian bank until the end of the Additional Acceptance Period. Tendering holders of Centerpulse Shares or Centerpulse ADSs who have not submitted a mix and match election prior to that time will be deemed to have elected the standard entitlement. Holders of Centerpulse Shares or Centerpulse ADSs who make mix and match elections will not know the exact number of shares of Zimmer Common Stock or the amount of cash they will receive until the Settlement Date.

2.5 CONDITIONS

     This Offer is subject to the fulfilment of the following conditions:

          (a) Zimmer having received the requisite vote of its stockholders to approve the issuance of the shares of Zimmer Common Stock pursuant to the Zimmer Offers.

          (b) The shares of Zimmer Common Stock issuable upon the consummation of the Zimmer Offers having been approved for listing on the NYSE.

          (c) All competent EU, U.S. and other foreign authorities having approved and/or granted clearance of the acquisition of Centerpulse without a party being required to meet any condition or requirement giving rise to:

             (i) costs and/or loss of earnings before interest, tax and amortization ("EBITA") in excess of CHF 23 million in the aggregate; or

             (ii) a decrease in consolidated turnover of CHF 75 million in the aggregate of Zimmer, after giving effect to the Zimmer Offers. In addition, no other orders or directions by any court or other authority prohibiting the consummation of the Zimmer Offers shall have been issued.

          (d) The Registration Statement filed by Zimmer with the SEC in connection with this Offer having become effective in accordance with the provisions of the Securities Act; no stop order suspending the effectiveness of the Registration Statement having been issued by the SEC and no proceedings for that purpose having been initiated by the SEC and not concluded or withdrawn.

          (e) Zimmer having received valid acceptances for at least 66 2/3% of the total number of the Centerpulse Shares outstanding (including Centerpulse Shares represented by Centerpulse ADSs and, provided the InCentive Offer has become unconditional, Centerpulse Shares held by InCentive) on a fully diluted basis at the expiry of the Offer Period. If, at or prior to the expiration of the Offer Period, Zimmer shall have waived this condition (e), Zimmer shall also waive condition (f) of this Offer.

          (f) Each person who is a member of the board of directors of Centerpulse having delivered at or prior to the expiration of the Offer Period a validly executed undertaking to Zimmer

             (A) agreeing, contingent upon Zimmer having received valid acceptances for at least 66 2/3% of the total number of the Centerpulse Shares outstanding (including Centerpulse Shares represented by Centerpulse ADSs and, provided the InCentive Offer has become unconditional, Centerpulse Shares held by InCentive) on a fully diluted basis at the expiry of the Offer Period, to take, or cause to be taken, as soon as possible after this Offer has been declared unconditional, all actions necessary to convene a shareholders meeting of Centerpulse (the "SHAREHOLDERS MEETING") to be held as soon as possible following the consummation of this Offer with the sole agenda item being "removal of existing board members and election of new board members" and to propose that all of the persons who are members of the board of direc tors of Centerpulse on the date of the Shareholders Meeting be removed and immediately replaced by the individuals designated by Zimmer, and

             (B) agreeing, contingent upon Zimmer having received valid acceptances for at least 66 2/3% of the total number of the Centerpulse Shares outstanding (including Centerpulse Shares represented by Centerpulse ADSs and, provided the InCentive Offer has become unconditional, Centerpulse Shares held by InCentive) on a fully diluted basis at the expiry of the Offer Period, to take, or cause to be taken, all actions necessary to ensure, for the period from the time this Offer has been declared unconditional until such time as all of the Zimmer designees to the board of directors of Centerpulse take office, that neither Centerpulse nor any of its directors, officers or employees take any of the following actions (except (x) with the prior written consent of Zimmer, which consent shall not be unreasonably withheld, or (y) if required by applicable law):

                (i) sell, lease, transfer, encumber or pledge any of the assets of Centerpulse or its affiliates with a value of CHF 100,000 or greater;

                (ii) enter into, materially amend or terminate any agreement with respect to Centerpulse or its affiliates involving a commitment of CHF 100,000 or greater or having a term that extends beyond December 31, 2003;

                (iii) amend or propose to amend, or otherwise change the articles of association of Centerpulse or equivalent organizational documents of affiliates of Centerpulse, or take any action with respect to such amendment or any recapitalization, reorganization, liquidation or dissolution of any such entity;

                (iv) authorize, issue, sell, pledge, dispose of, grant or encumber capital stock or other ownership interest in Centerpulse or any of its affiliates, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire capital stock or other ownership interests in Centerpulse or any of its affiliates;

                (v) acquire, sell or make any capital contribution to or investment in any other corporation, partnership or other business organization or any division thereof or enter into any agreement with any affiliate or third party involving a merger, purchase, sale, recapitalization or other business combination with an aggregate value of CHF 100,000 or greater;

                (vi) enter into any employment, consulting, change in control or severance agreement with any director, officer, employee or consultant of Centerpulse or its affiliates, or otherwise bind Centerpulse or any of its affiliates to establish, adopt or enter into any collective bargaining, compensation, bonus, stock option, pension, termination, severance or other employee or fringe benefit plan or agreement or any other arrangement for the benefit of any director, officer, employee or consultant of Centerpulse or any of its affiliates;

                (vii) declare, or propose to declare or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of the outstanding capital securities of Centerpulse or any of its affiliates;

                (viii) waive any claims or rights of Centerpulse or any of its affiliates or otherwise relating to the properties, assets, liabilities or businesses with a value of CHF 100,000 or greater;

                (ix) amend, renew, fail to maintain or cancel any liability or insurance policies related to Centerpulse or any of its affiliates or any of their respective properties or assets;

                (x) effectuate a facility closing or layoff of 10 or more employees of Centerpulse or its affiliates; or

                (xi) settle or compromise any pending or threatened suit, action or claim for CHF 100,000 or greater in any way involving or otherwise relating, directly or indirectly, to Centerpulse or its affiliates or their respective assets, liabilities, business or employees.

        This condition (f) will be deemed to have been satisfied, if all members of the board of directors of Centerpulse have delivered the undertakings described above other than those directors who have not received a confirmation of Zimmer that it will hold harmless such directors in respect of any liability incurred as a consequence of complying with the above described undertaking.

          (g) Centerpulse, until the end of the Offer Period, not having:

             (i) become subject to a mandated recall for a product, the consolidated turnover of which product family exceeded CHF 75 million in Centerpulse's consolidated prior year results and such recall having resulted, or, according to the opinion of an investment bank or accounting firm of international repute to be appointed by Zimmer (the "Expert"), likely to result, in costs and/or loss of EBITA (after insurance payable to Centerpulse) in excess of CHF 23 million; or

             (ii) suffered a disablement of its manufacturing facilities in Winterthur, Switzerland or Austin, Texas, U.S.A., having resulted, or, according to the opinion of the Expert, being likely to result, in costs and/or loss of EBITA (after insurance payable to Centerpulse) in excess of CHF 23 million.

     All conditions set forth above constitute conditions precedent in accordance with Article 13 paragraph 1 of the TOO. Zimmer reserves the right to waive one or more of the conditions set forth above (except for conditions (a) and (b)), either in whole or in part, and to withdraw this Offer if one or more of the above conditions is not met.

     On May 29, 2003, Zimmer eliminated condition (g)(iii) and condition (h) contained in Zimmer's pre-announcement as of May 20, 2003.

2.6 LISTING; REGISTRATION

     The shares of Zimmer Common Stock are listed on the NYSE. Shares of Zimmer Common Stock to be issued pursuant to this Offer will be registered under the Securities Act. Application for additional listing will be made to the NYSE. Furthermore, Zimmer intends to make application for admission of a secondary listing to the SWX Swiss Exchange, as from the Settlement Date. In such case, all shares of Zimmer Common Stock when issued pursuant to this Offer would be listed for trading on both stock exchanges.

2.7 SHARE PRICES

2.7.1 Historical Price Trend of Centerpulse Shares

     The price trend of Centerpulse Shares on the SWX Swiss Exchange is as follows (closing prices in CHF, adjusted in line with capital increases):

                    CENTERPULSE SHARES                      2000   2001   2002   2003(1)
                    ------------------                      ----   ----   ----   -------
High......................................................  509    442    259      365
Low.......................................................  283     35     68      212

---------------

(1) Based on the period from January 1 to June 16, 2003.

     Closing price prior to the pre-announcement of the Zimmer Offers (May 19, 2003): CHF 292.

     Closing price on June 16, 2003, the latest practicable date before the printing of this offer prospectus: CHF 365.
---------------

Source: Bloomberg

2.7.2 Historical Price Trend of Centerpulse ADSs

     The price trend of Centerpulse ADSs on the NYSE is as follows (closing prices in USD, adjusted in line with capital increases):

                     CENTERPULSE ADSS                       2000   2001   2002   2003(1)
                     ----------------                       ----   ----   ----   -------
High......................................................   30     28     18      31
Low.......................................................   19      3      4      16

---------------

(1) Based on the period from January 1 to June 16, 2003.

     Closing price prior to the pre-announcement of the Zimmer Offers (May 19, 2003): USD 22.

     Closing price on June 16, 2003, the latest practicable date before the printing of this offer prospectus: USD 27.91.
---------------

Source: Bloomberg

2.7.3 Historical Price Trend of Shares of Zimmer Common Stock

     The price trend of shares of Zimmer Common Stock on the NYSE is as follows (closing prices in USD, adjusted in line with capital increases):

                    ZIMMER COMMON STOCK                       2001(1)   2002   2003(2)
                    -------------------                       -------   ----   -------
High........................................................    33       43      50
Low.........................................................    25       29      38

---------------

(1) Based on the period from August 6, 2001 (the day all shares of Zimmer Common Stock were distributed as dividend in kind to the stockholders of Zimmer's former parent) to December 31, 2001.

(2) Based on the period from January 1 to June 16, 2003.

     Closing price prior to the pre-announcement of the Zimmer Offers (May 19, 2003): USD 48.28.

     Closing price on June 16, 2003, the latest practicable date before the printing of this offer prospectus: USD 47.19.
---------------

Source: Bloomberg

2.8 ADDITIONAL ACCEPTANCE PERIOD

     If each of the conditions set forth in Section 2.5 is satisfied or waived by Zimmer and this Offer is therefore successful, the period to accept this Offer will be extended by ten Swiss trading days, in order for holders of Centerpulse Shares or Centerpulse ADSs who have not yet tendered their Centerpulse Shares or Centerpulse ADSs to be able to tender their Centerpulse Shares or Centerpulse ADSs to this Offer during any of these additional ten Swiss trading days. The Additional Acceptance Period is expected to be from August 29, 2003 to September 11, 2003.

2.9 SETTLEMENT DATE

     If each of the conditions set forth in Section 2.5 is satisfied or waived by Zimmer and this Offer is therefore successful, the exchange of Centerpulse Shares and Centerpulse ADSs for shares of Zimmer Common Stock will be completed no later than ten Swiss trading days after the end of the Additional Acceptance Period and is expected to be on September 25, 2003 at the latest. The offered cash (including any cash to be paid instead of issuing fractional shares of Zimmer Common Stock) will be paid simultaneously.

3.  INFORMATION ON THE OFFEROR

3.1 NAME, REGISTERED OFFICE, AND BUSINESS ACTIVITIES

     Zimmer, a corporation organized under the Delaware General Corporation Law ("DGCL"), having its registered office in Wilmington, Delaware, U.S.A., and its headquarters in Warsaw, Indiana, U.S.A., is one of the global leaders in the design, development, manufacture and marketing of reconstructive orthopaedic implants and trauma products. Orthopaedic reconstruction implants restore joint function lost due to disease or trauma in joints such as knees, hips, shoulders and elbows. Trauma products are devices used primarily to reattach or stabilize damaged bone and tissue to support the body's natural healing process.

     Zimmer also manufactures and markets other products related to orthopaedic surgery.

     Zimmer, Inc., Zimmer's predecessor founded in 1927, was acquired by Zimmer's former parent in 1972. Zimmer's former parent incorporated Zimmer on January 12, 2001 as a wholly owned subsidiary as part of a previously announced plan by Zimmer's former parent to create a separate company relating to the design, development, manufacture and marketing of orthopaedic reconstructive implants, trauma products and other products used for orthopaedic surgery. On August 6, 2001, Zimmer's former parent distributed as dividend in kind all shares of Zimmer Common Stock to its stockholders in proportion to their respective holdings in Zimmer's former parent.

     Zimmer has more than 3,600 employees in manufacturing, distribution and warehousing and/or office facilities in more than 50 locations worldwide. Zimmer has operations in 20 countries and markets its products in more than 70 countries.

     Zimmer's operations are divided into three major geographic areas -- the Americas, which is comprised principally of the United States and includes other North, Central and South American markets; Asia-Pacific, which is comprised primarily of Japan and includes other Asian and Pacific markets; and Europe, which is comprised principally of Europe and includes the Middle East and Africa. The Americas is the largest region, accounting for approximately 68% of 2002 sales, with the United States accounting for the vast majority of sales in this region. The Asia-Pacific region accounted for approximately 20% of 2002 sales, with Japan being the largest foreign market and accounting for the majority of sales in that region. The European region accounted for approximately 12% of 2002 sales, with France, Germany, Italy, Spain and the United Kingdom accounting for approximately 75% of sales in that region. In addition, Zimmer also operates in other key markets such as the Benelux, Nordic, Switzerland and emerging regions such as Russia, Central Europe, and the Mediterranean.

     The primary customers of Zimmer include orthopaedic surgeons, hospitals and healthcare purchasing organizations or buying groups. These customers range from large multinational enterprises to independent surgeons. No individual end user accounted for more than 1.0% of net sales.

     For the year 2002, Zimmer recorded worldwide revenues of approximately USD
1.4 billion (2001: USD 1.2 billion; 2000: USD 1.0 billion).

3.2 CAPITAL STRUCTURE

     Zimmer's restated certificate of incorporation authorizes the issuance of up to 1 billion shares of Zimmer Common Stock and of up to 250 million shares of Zimmer preferred stock.

3.2.1 Common Stock

     As of June 16, 2003, there were 196,716,694 shares of Zimmer Common Stock outstanding. All outstanding shares of Zimmer Common Stock are fully paid and non-assessable.

     The holders of Zimmer Common Stock possess all voting power afforded to holders of common stock pursuant to the DGCL. The holders of Zimmer Common Stock are entitled to one vote per share on all matters presented to the stockholders, including elections of directors.

     Subject to any preferential rights of any outstanding series of Zimmer preferred stock created by the Zimmer board of directors from time to time, each share of Zimmer Common Stock received in this Offer will be entitled to equal treatment to the existing shares of Zimmer Common Stock and to receive ratably dividends, if any, declared by the Zimmer board of directors from funds legally available therefor. Zimmer has not declared or paid dividends on shares of Zimmer Common Stock since becoming a public company on August 6, 2001. Zimmer currently does not anticipate paying any cash dividends on shares of Zimmer Common Stock in the foreseeable future. Zimmer's new credit facility entered into in connection with the Zimmer Offers contains certain restrictions on Zimmer's ability to make dividend payments under certain circumstances.

     If Zimmer liquidates its business, holders of Zimmer Common Stock are entitled to share ratably in all assets available for distribution to such holders after Zimmer pays its liabilities and the liquidation preference of any outstanding preferred stock. The Zimmer Common Stock has no pre-emptive or conversion rights or other subscription rights. The rights, preferences and privileges of holders of Zimmer Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Zimmer may designate and issue in the future.

     The authorized shares of Zimmer Common Stock, as well as shares of Zimmer preferred stock, will be available for issuance without further action by Zimmer's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Zimmer securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including the issuance of common stock or securities convertible into or exercisable for common stock if the common stock has or will have voting power equal to, or the number of shares to be issued is or will be, at least 20% of the voting power or number of shares of common stock outstanding prior to issuance. If the approval of Zimmer's stockholders is not required for the issuance of shares of Zimmer preferred stock or Zimmer Common Stock, the Zimmer board of directors may determine not to seek stockholder approval.

     The shares of Zimmer Common Stock issued pursuant to this Offer will be freely transferable, except that shares received by holders who may have, or may be deemed to have, a special relationship or affiliation with Zimmer or, under certain circumstances, with Centerpulse may be subject to sales restrictions under the Securities Act and may only be sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. You should consult your counsel regarding the sales restrictions, if any, that may apply to the shares of Zimmer Common Stock you receive in this Offer.

3.2.2 Preferred Stock

     Zimmer's restated certificate of incorporation authorizes the board of directors to establish one or more series of preferred stock and to determine, with respect to any series of Zimmer preferred stock, the terms and rights of such series, including, among other things, (i) the designation of the series,
(ii) dividend rights, (iii) redemption rights, (iv) amounts payable with respect to the series upon liquidation, dissolution or winding up of corporate affairs,
(v) conversion rights, (vi) limitations on issuance of shares of the series and
(vii) voting rights.

     Zimmer believes that the ability of its board of directors to issue one or more series of preferred stock will provide Zimmer with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. As of June 16, 2003, there were no shares of Zimmer preferred stock outstanding.

3.2.3 Series A Participating Cumulative Preferred Stock

     As of June 16, 2003, 2,000,000 shares of Zimmer's Series A Participating Cumulative Preferred Stock have been reserved for issuance upon exercise of rights (the "RIGHTS") under Zimmer's Rights Agreement entered into with Mellon Investor Services LLC on July 30, 2001 and subsequently amended on June 15, 2002.

     The Rights are intended to have anti-takeover effects. If the Rights become exercisable, the Rights will cause substantial dilution to a person or group that attempts to acquire or merge with Zimmer in most cases. Accordingly, the existence of the Rights may deter a potential acquiror from making a takeover proposal or tender offer. The Rights should not interfere with any merger or other business combination approved by the Zimmer board of directors because Zimmer may redeem the Rights and because the Zimmer board of directors can amend the Rights Agreement to exempt a transaction approved by the Zimmer board of directors so as to cause the Rights to not become exercisable.

3.3 SIGNIFICANT STOCKHOLDERS

     Based on beneficial ownership reports on Schedule 13G filed with the SEC by FMR Corp. and Putnam, LLC, in each case, on February 14, 2003, (i) FMR Corp., together with its affiliates, beneficially owns 20,835,647 shares of Zimmer Common Stock, representing approximately 11% of the outstanding shares of Zimmer Common Stock and (ii) Putnam, LLC, together with its affiliates, beneficially owns 6,968,130 shares of Zimmer Common Stock, representing approximately 3.5% of the outstanding shares of Zimmer Common Stock. As of June 16, 2003, Zimmer is neither aware that FMR Corp., Putnam, LLC, or any of their respective affiliates have increased or decreased their holdings in Zimmer Common Stock since the date of their respective reports, nor that any other shareholder is representing more than 5% of Zimmer's outstanding share capital.

3.4 PERSONS ACTING IN CONCERT

     As of June 16, 2003, Zimmer and its affiliates are acting in concert for the purpose of this Offer.

3.5 PARTICIPATIONS OF ZIMMER IN CENTERPULSE

     As of June 16, 2003, Zimmer beneficially owns ten Centerpulse ADSs, which were purchased on May 12, 2003 on the NYSE at a purchase price of USD 21.87 per ADS, which was the highest purchase price paid by Zimmer. Except as set forth herein, Zimmer and the parties acting in concert with Zimmer do not, directly or indirectly, own any Centerpulse Shares or Centerpulse ADSs or any option or conversion rights in Centerpulse Shares or Centerpulse ADSs and have not made any transactions with Centerpulse Shares or Centerpulse ADSs or any option or conversion rights in Centerpulse Shares or Centerpulse ADSs in the twelve months before the pre-announcement of this Offer (i.e. from May 20, 2002 to May 19, 2003) and until June 16, 2003.

3.6 FINANCIALS AND OTHER INFORMATION

     The annual reports and financial statements of Zimmer for the year 2001 and 2002, and the latest interim financials as of March 31, 2003, may be obtained free of charge at Credit Suisse First Boston, Department FBSC, P.O. Box 900, CH-8070 Zurich, Switzerland (telephone: +41 1 333 43 85, fax: +41 1 333 23 88,
e-mail: equity.prospectus@csfb.com).

     Further information concerning Zimmer and its directors and executive officers, including Zimmer's activities, historical information, corporate structure and governance matters for the fiscal years 2001 and 2002 are included in Zimmer's annual reports and other periodic reports and proxy statement filed with the SEC. These reports and statements can also be obtained free of charge at the Internet websites maintained by the SEC at http://www.sec.gov or at Zimmer's website at http://www.zimmer.com.

3.7 MATERIAL CHANGES

     No material changes in Zimmer's assets and liabilities, financial position, earnings and prospects taken as a whole have taken place since March 31, 2003 and up to June 16, 2003.

4.  FINANCING

     The shares of Zimmer Common Stock offered in the Zimmer Offers will be issued from the authorized share capital of Zimmer, the consideration for which will be satisfied by contribution in kind of the Centerpulse Shares, Centerpulse ADSs, and the bearer shares in InCentive tendered into the Zimmer Offers. Zimmer has taken all necessary steps to have this issuance put to a vote of its stockholders at a special meeting of stockholders scheduled to take place prior to the expiration of the Offer Period, and to have the newly issued shares at disposition on the Settlement Date.

     The funds necessary for the CHF 120.00 net cash for each tendered Centerpulse Share, and the USD equivalent of CHF 12.00 net cash for each tendered Centerpulse ADS, respectively, offered pursuant to this Offer, as well as for the cash consideration offered pursuant to the InCentive Offer, is secured through a financing provided by financial institutions. The amount of funds necessary for such cash payments is estimated to be approximately CHF 1.6 billion (calculated as of June 16, 2003).

5.  INFORMATION ON THE TARGET COMPANY

5.1 NAME, REGISTERED OFFICE

     Centerpulse is a Swiss stock company, with its registered office and headquarters at Andreasstrasse 15, CH-8050 Zurich, Switzerland.

     Centerpulse, formerly Sulzer Medica AG, is a leading medical technology group, employing over 2,800 employees, which serves the reconstructive joint, spinal and dental implant markets. Following divestiture of its cardiovascular division, which was concluded in January 2003, Centerpulse is organized into three divisions: orthopaedics, spine-tech and dental. Centerpulse has a history of technological leadership in its principal areas of activity, has five production facilities in Switzerland, the US, and France. For the year 2002, Centerpulse recorded worldwide revenues of approximately CHF 1.2 billion from continuing operations.

5.2 CAPITAL STRUCTURE

     Based on the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Centerpulse with the SEC on April 25, 2003, the ordinary share capital of Centerpulse amounts to CHF 357,279,390 and is divided into 11,909,313 registered shares with a nominal value of CHF 30 each. In addition, the articles of association provide for a conditional capital as follows:

     - Conditional Capital: Centerpulse's share capital may be increased through the issue of no more than 2,000,000 Centerpulse Shares with a nominal value of CHF 30 each, to be fully paid up, by an amount of no more than CHF 60,000,000.00, by virtue of the exercise of option or conversion rights to be issued by Centerpulse or any of its group companies in order to discharge the obligations under the Credit-Agreement entered into in the context of the Settlement-Financing.

     - Conditional Capital: Centerpulse's share capital may be increased through the issue of no more than 506,268 Centerpulse Shares with a nominal value of CHF 30 each, to be fully paid up, by an amount of no more than CHF 15,188,040.00, by virtue of the exercise of option rights granted to the management of Centerpulse or its affiliates.

     Based on publicly available information, 422,425 options on Centerpulse Shares have been granted as of December 31, 2002, which can be exercised on the account of the conditional capital. In the period between January 1 and March 31, 2003, 50,783 options have been exercised, cancelled or forfeited. As per March 31, 2003, 155,132 options were exercisable, of which 16,648 forfeited on April 15, 2003. 50,940 options have or will have vested as per the actual incentive and management options plan by June 24, 2003.

5.3 GENERAL INTENTIONS OF ZIMMER CONCERNING CENTERPULSE

     Zimmer is making this Offer in order to acquire control of, and ultimately the entire common equity interest in, Centerpulse. It is Zimmer's current intent that, following this Offer, the Centerpulse Shares and/or the assets and operations of Centerpulse will continue to be held by Zimmer and its affiliates.

     Zimmer's current intention is to continue the growth strategy for the Centerpulse products in Europe, U.S.A., and Japan and, specifically with respect to Winterthur, to maintain production, medical education, and research and development activities. Zimmer intends to combine the Zimmer and Centerpulse activities worldwide, so that synergies will be achieved and further expansion will be enhanced to create significant value for the shareholders, employees and surgeons. It is further anticipated that, as a result of the combination of Zimmer and Centerpulse, Centerpulse employees will benefit significantly and be an integral part of the premier, innovative global orthopaedics company with significant financial and operational strength, and a history of outstanding performance. Zimmer presently expects to combine the performance based cultures of Centerpulse and Zimmer. With respect to management of the newly acquired operations, Zimmer expects to rely mainly on management by local nationals.

     Promptly following this Offer, if Zimmer acquires, directly or indirectly, that number of Centerpulse Shares (including Centerpulse Shares represented by Centerpulse ADSs) representing more than 98% of the voting power of Centerpulse, Zimmer intends to request the cancellation of the remaining Centerpulse Shares in accordance with Article 33 SESTA.

     If Zimmer gains control of Centerpulse but is not entitled to acquire compulsorily all of the outstanding Centerpulse Shares (including Centerpulse Shares represented by Centerpulse ADSs), then Zimmer currently intends to, subject to applicable Swiss law and the articles of association of Centerpulse, reconstitute the board of directors of Centerpulse and replace the current board members with Zimmer designees. Replacement board members have not yet been identified and their number and identity will depend on the circumstances at the relevant time.

     Zimmer also currently intends, subject to the SWX Swiss Exchange listing rules and the NYSE listing rules, to request that the board of directors of Centerpulse review whether the Centerpulse Shares should continue to be listed on the SWX Swiss Exchange and whether the Centerpulse ADSs should continue to be listed on the NYSE and, to the extent possible, implement the intentions outlined in Section 9 of this offer prospectus.

5.4 AGREEMENTS BETWEEN ZIMMER AND CENTERPULSE

     On May 26, 2003 and June 9, 2003, Zimmer and Centerpulse executed confidentiality agreements relating to information to be provided to each party and its representatives in connection with each party's due diligence review of the other party. There are no other agreements between Zimmer and/or parties acting in concert with it, and Centerpulse, its governing bodies and/or its stockholders.

5.5 CONFIDENTIAL INFORMATION RECEIVED BY ZIMMER IN RESPECT OF CENTERPULSE

     Zimmer confirms that neither it nor any person acting in concert with it have directly or indirectly received information on Centerpulse from Centerpulse itself or from the companies under the control of Centerpulse, which has not been made available to the public and which could have a decisive influence on the decision of the recipients of this Offer.

6.  PUBLICATION

     A summary of this offer prospectus and all other publications as required by the TOO will be published in German in the Neue Zurcher Zeitung and Finanz und Wirtschaft and in French in Le Temps. The summary of this offer prospectus will also be provided to Telekurs/AWP News, Bloomberg, Dow Jones News Service, and Reuters.

7.  REPORT OF THE REVIEW BODY PURSUANT TO ARTICLE 25 SESTA

     As auditors recognised by the supervisory authority to review public takeover offers in accordance with the SESTA, we have reviewed the Swiss offer prospectus and its summary. The Registration Statement on Form S-4 (which includes the U.S. prospectus) filed by Zimmer with the SEC in connection with this Offer did not form part of our review.

     The offer prospectus and its summary are the responsibility of Zimmer. Our responsibility is to express an opinion on these two documents based on our review.

     Our review was conducted in accordance with the standards promulgated by the profession in Switzerland, which require that a review be planned and performed to verify the formal completeness in conformity with the SESTA and its ordinances and to obtain reasonable assurance about whether the offer prospectus and its summary are free from material misstatement. We have examined, on a test basis, evidence supporting the information in the offer prospectus and its summary. Furthermore, we have verified the offer prospectus and its summary for compliance with the SESTA and its implementing ordinances.

     With respect to the compliance with the minimum price rule, we calculated the average opening price of Zimmer Common Stock for the 30 NYSE trading days prior to the pre-announcement of this Offer on May 20, 2003, which was USD 47.14, and converted this price, based on an average USD/CHF opening exchange rate in Zurich during this period of 1.36, into CHF 64.11. Based on the above, the exchange ratio (3.68 Zimmer Common Stock for 1 Centerpulse Share) and the cash element (CHF 120.00), we calculated an offer price of CHF 355.93 per Centerpulse Share as of May 19, 2003. We compared this offer price to the average opening prices of Centerpulse Shares for the 30 Swiss trading days prior to the pre-announcement of this Offer of CHF 293.42. We assessed the market for the trade of Zimmer Common Stock and Centerpulse Shares as liquid. The underlying share prices and exchange rates were derived from Bloomberg.

     We believe that our review provides a reasonable basis for our opinion.

     In our opinion:

     - the offer prospectus and its summary comply with the SESTA and its ordinances;

     - the offer prospectus and its summary are complete and accurate;

     - the requirement for equal treatment of the offer recipients has been complied with;

     - the regulations regarding the minimum price have been adhered to;

     - the financing of the cash portion of this Offer is secured and the necessary funds will be available on the Settlement Date; Zimmer has taken all necessary steps to have the shares of the Zimmer Common Stock offered for exchange available on the Settlement Date.

Zurich, June 17, 2003

                                          PricewaterhouseCoopers Ltd

                                          A. Forrest      Ph. Amrein

8.  EXECUTION OF THIS OFFER

8.1 INFORMATION, SUBMISSION OF APPLICATIONS

8.1.1 Holders whose Centerpulse Shares or Centerpulse ADSs are Held in a Safekeeping Account

     Holders whose Centerpulse Shares or Centerpulse ADSs are held in a safekeeping account will be informed of this Offer by their custodian bank and are asked to proceed according to the bank's instructions.

8.1.2 HOLDERS WHO KEEP THEIR CENTERPULSE SHARES OR CENTERPULSE ADSS AT HOME RESPECTIVELY IN CERTIFICATED FORM

     Holders who keep their Centerpulse Shares or Centerpulse ADSs at home in certificated form will be informed of this Offer by the share register of Centerpulse or the Centerpulse ADS depositary, respectively, and are asked to proceed according to the share register's instructions in the case of Centerpulse Shares and are asked to proceed according to the ADS letter of transmittal in the case of Centerpulse ADSs.

8.2 SWISS OFFER MANAGER

     Zimmer has commissioned Credit Suisse First Boston, Zurich, to handle the execution of this Offer.

8.3 ACCEPTANCE, EXCHANGE AND PAYING AGENTS

     Credit Suisse First Boston, Zurich. All Swiss Branches of Credit Suisse.

8.4 U.S. EXCHANGE AGENT

     Zimmer has commissioned Mellon Investor Services LLC as the U.S. exchange agent to handle the execution of this Offer with respect to the Centerpulse ADSs. The ADS letter of transmittal (together with all other required documents) should be delivered to the U.S. exchange agent for purposes of tendering Centerpulse ADSs in this Offer.

8.5 CENTERPULSE SHARES TENDERED IN THIS OFFER

     Centerpulse Shares which have been tendered for exchange to Zimmer will be assigned the following Swiss security number by the custodian banks:

       Centerpulse Shares tendered for exchange to Zimmer
        Swiss security number: 1 619 052

     This security only exists in book-entry form; a physical delivery is not possible.

8.6 TRADING OF CENTERPULSE SHARES/BLOCKING OF CENTERPULSE ADSS

     Trading in Centerpulse Shares on the SWX Swiss Exchange with respect to this Offer will be organised from July 3, 2003 until the last Swiss trading day prior to the start of the Additional Acceptance Period as follows:

First line  Centerpulse Shares not tendered for exchange (Swiss security number: 654 485)
Third line  Centerpulse Shares tendered for exchange to Zimmer (Swiss security number: 1 619 052)

     With the start of the Additional Acceptance Period, the Centerpulse Shares on the third line cannot be traded anymore and will be blocked by the custodian banks.

     Centerpulse ADSs which have been tendered will be blocked by the custodian banks and will no longer be eligible for trading.

8.7 WITHDRAWAL RIGHTS

     Centerpulse Shares and Centerpulse ADSs tendered for exchange may be withdrawn at any time prior to the expiration of the Offer Period.

     Centerpulse shareholders selling tendered Centerpulse Shares on the third trading line (Swiss security number 1 619 052) shall be deemed to have withdrawn such shares prior to such sale and the acquiror shall be deemed to have tendered such shares upon such purchase. Alternatively, Centerpulse shareholders may also withdraw previously tendered Centerpulse Shares from the third trading line and sell such shares on the principal trading line (Swiss security number 654 485).

     After the expiration of the Offer Period, holders who tendered their Centerpulse Shares or Centerpulse ADSs will have no withdrawal rights. There will be no withdrawal rights during the Additional Acceptance Period and until the Settlement Date.

8.8 EXCHANGE FOR SHARES OF ZIMMER COMMON STOCK AND PAYMENT OF OFFERED CASH

     Provided that the issuance of shares of Zimmer Common Stock pursuant to the Zimmer Offers is authorized by the Zimmer stockholders at a special meeting of Zimmer stockholders to take place prior to the expiration of the Offer Period, Zimmer will have new shares available for issuance on or prior to the Settlement Date (see Section 4 above).

     At its meeting on May 19, 2003, the Zimmer board of directors authorized, subject to the approval of Zimmer stockholders, the issuance of such number of shares of Zimmer Common Stock required to consummate the Zimmer Offers in accordance with the terms and conditions thereof. It is currently estimated that Zimmer could issue up to 45.4 million new shares of Zimmer Common Stock with a par value of USD 0.01 per share in connection with the Zimmer Offers. The newly issued Zimmer Common Stock in connection with this Offer will be fully paid-up by a contribution in kind of Centerpulse Shares and Centerpulse ADSs notified as having been tendered to this Offer and the newly issued Zimmer Common Stock will be delivered by Credit Suisse First Boston, Zurich, acting as Zimmer's fiduciary.

     Subject to the conditions set forth in Section 2.5 of this offer prospectus and provided that the Offer Period will not be extended pursuant to the provisions of the SESTA and its implementing ordinances, the exchange will take place on the Settlement Date. At that time, Centerpulse Shares and Centerpulse ADSs tendered for exchange to Zimmer will be exchanged for Zimmer Common Stock. At the same date, the payment of the offered cash amount per tendered Centerpulse Share or Centerpulse ADSs (including any cash to be paid instead of issuing fractional shares of Zimmer Common Stock) will be paid.

8.9 CHARGES AND TAXES

     During the Offer Period and Additional Acceptance Period, no bank commissions will be charged on the sale under this Offer of Centerpulse Shares or Centerpulse ADSs held in safekeeping at banks in Switzerland.

     Taxation on the exchange of Centerpulse Shares or Centerpulse ADSs pursuant to this Offer generally will be governed by the following principles:

          (a) the exchange of Centerpulse Shares or Centerpulse ADSs pursuant to this Offer generally will not be subject to Swiss income tax for individual shareholders domiciled in Switzerland holding their shares as part of their private property;

          (b) in the case of Centerpulse Shares or Centerpulse ADSs held as business assets by individual or corporate shareholders domiciled in Switzerland, the practice adopted by the Swiss Federal Tax Administration indicates that completion of this cross-border Offer will trigger full realisation of hidden reserves, if any, built-up on Centerpulse Shares or Centerpulse ADSs tendered. Such hidden reserves will be subject to Swiss federal income tax. There exists a possibility that the Swiss Federal Tax Administration in anticipation of the new Swiss merger law might accept a deferral of the Swiss federal income tax. The cantons may take a similar position with respect to cantonal income taxes;

          (c) Zimmer will pay any Swiss federal securities transfer tax due on the exchange of Centerpulse Shares or Centerpulse ADSs for Zimmer Common Stock and offered cash amount (including any cash to be paid instead of issuing fractional shares of Zimmer Common Stock). Subsequent sales of Zimmer Common Stock may be subject to the 0.3 percent Swiss federal securities transfer tax if they occur by, through or with a Swiss bank or other Swiss securities dealer, as defined under the Swiss stamp tax act; and

          (d) the taxation of shareholders domiciled or otherwise subject to tax in jurisdictions other than Switzerland will be subject to the relevant foreign tax legislation.

     ALL BENEFICIAL OWNERS OF CENTERPULSE SHARES OR CENTERPULSE ADSS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC SWISS AND NON-SWISS TAX CONSEQUENCES TO THEM OF THIS OFFER.

9. DELISTING OF CENTERPULSE SHARES AND CENTERPULSE ADSS AND CANCELLATION OF CENTERPULSE SHARES

     Subject to the SWX Swiss Exchange listing rules and the NYSE listing rules, Zimmer reserves the right to take any actions that would immediately or ultimately result in the delisting of the Centerpulse Shares or Centerpulse ADSs once this Offer has been consummated.

     If Zimmer acquires, directly or indirectly, that number of Centerpulse Shares (including Centerpulse Shares represented by Centerpulse ADSs) representing more than 98% of the voting power of Centerpulse, Zimmer intends to request the cancellation of the remaining Centerpulse Shares in accordance with
Article 33 SESTA.

10.  APPLICABLE LAW AND PLACE OF JURISDICTION

     This Offer and all reciprocal rights and obligations resulting therefrom shall be subject to applicable Swiss law. The exclusive place of jurisdiction shall be the Commercial Court (Handelsgericht) of the Canton of Zurich with the right of appeal.

11.  EXPECTED TIMETABLE

June 19, 2003         Publication of Zimmer Offers

                      Start of the cooling-off period

July 3, 2003          Start of the Offer Period

                      First trading day for Centerpulse Shares tendered for exchange to Zimmer (third line)

August 25, 2003       End of the Offer Period*

August 26, 2003       Publication of preliminary interim results (press
                      release)*

August 28, 2003       Last trading day for Centerpulse Shares tendered for
                      exchange to Zimmer (third line)

August 29, 2003       Publication of definitive interim results (newspaper
                      publication)* Start of the Additional Acceptance Period*

September 11, 2003    End of the Additional Acceptance Period*

                      Last day for submitting mix and match elections

September 12, 2003    Publication of preliminary final results (press release)*

September 17, 2003    Publication of definitive final results (newspaper
                      publication)*

September 25, 2003    Settlement Date*

                      Zimmer Common Stock is delivered and offered cash amount is paid (including any cash to be paid instead of issuing fractional shares of Zimmer Common Stock)*

                      Trading in the Zimmer Common Stock will commence on the SWX Swiss Exchange, if the Zimmer Common Stock will be listed at SWX Swiss Exchange, as it is the intention of Zimmer*

* Zimmer reserves the right to extend the Offer Period one or more times in accordance with applicable provisions of the TOO. Subsequent dates may be changed accordingly.

Bank responsible for handling this Offer:

CREDIT SUISSE FIRST BOSTON

EXHIBIT I:  Final U.S. Prospectus as filed by Zimmer with the SEC

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